Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Vishay Precision Group, Inc. and to the incorporation by reference therein of our report dated March 24, 2011, with respect to the combined and consolidated financial statements of Vishay Precision Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania
April 12, 2011

/s/ Ernst & Young LLP
Ernst & Young LLP